Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of December 19, 2025

BY AND AMONG

REALPHA TECH CORP.,

REALPHA MERGER SUB I, inc.,

InstaMortgage INC.,

AND

Shashank Shekhar and Ankur Dhingra,
as the StockholderS

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5.17	Taxes	18
5.18	Compliance with Law	18
5.19	Broker’s or Finder’s Fees	19
5.20	Related Party Transactions; Guarantees	19
5.21	Intellectual Property	19
5.22	No Conflict with OFAC Laws	20
5.23	Anti-Corruption Laws	20
5.27	No Other Representations	22
ARTICLE VI Representations and Warranties of Purchaser and Merger Sub		23
6.1	Organization; Authorization; Execution & Enforceability; No Breach	23
6.2	Valid Issuance of Purchaser Common Stock; Cash Resources.	24
6.3	Purchaser SEC Reports.	24
6.4	Litigation.	24
6.5	Brokerage.	24
6.6	No Other Representations	24
ARTICLE VII Agreements Relating to Purchaser Common Stock		24
7.1	Private Placement.	24
7.2	Restrictions on Transfer.	25
7.3	Legends.	25
7.4	Rule 144 Reporting; Legend Removal	26
ARTICLE VIII Covenants		26
8.1	Conduct of Business Prior to the Closing	26
8.2	Access to Information	26
8.3	Notice of Certain Events	27
8.4	Employment Agreement..	27
8.5	Assignment of Developments..	27
8.6	Appropriate Action; Consents; Filings.	28
8.7	Public Announcements	28
ARTICLE IX Tax Matters		29
9.1	Certain Tax Matters	29
9.2	Employee Benefit Arrangements	32
9.3	Tax Indemnification	33
9.4	Assistance with Purchaser SEC Filings	33

-ii-

ARTICLE X Conditions to Closing		34
10.1	Conditions to Obligations of Purchaser and Merger Sub	34
10.2	Conditions to Obligations of the Company	35
ARTICLE XI Survival; Indemnification		36
11.1	Survival	36
11.2	Indemnification by Stockholders	36
11.3	Indemnification by Purchaser	37
11.5	Exclusive Remedy	39
11.6	Adjustment Treatment	39
ARTICLE XII Termination		40
ARTICLE XIII Definitions		41
ARTICLE XIV Miscellaneous		51
14.1	Fees and Expenses	51
14.2	Remedies	51
14.3	Consent to Amendments; Waivers	51
14.4	Successors and Assigns	51
14.5	Severability	51
14.6	Counterparts; Facsimile Signatures	52
14.7	Descriptive Headings; Interpretation	52
14.8	Entire Agreement	52
14.9	No Third Party Beneficiaries	52
14.10	Schedules and Exhibits	52
14.11	Governing Law	52
14.12	Notices	53
14.13	Waiver of Jury Trial	54
14.14	No Strict Construction	54
14.15	Jurisdiction	54
14.16	Specific Performance	54
14.17	Further Assurances	54
14.18	Independence of Agreements, Covenants, Representations and Warranties	55
14.19	Legal Representation	55

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EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B-1	Allocation Schedule
Exhibit B-2	Closing Statement
Exhibit C	Accredited Investor Questionnaire

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2025, is made by and among (a) InstaMortgage Inc., a California corporation (the “Company”), (b) Shashank Shekhar, an individual with an address at [Intentionally Omitted] (“Shekhar”) and Ankur Dhingra, an individual with an address at [Intentionally Omitted] (“Dhingra”, and together with Shekhar, “Stockholders”), (c) reAlpha Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), and (d) reAlpha Tech Corp., a Delaware corporation and the parent of Merger Sub (“Purchaser”). The Company, the Stockholders, Merger Sub, and Purchaser are collectively referred to herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used herein have the meanings ascribed to such terms in ARTICLE XIII.

WHEREAS, Stockholders are the legal and beneficial owner of all the issued and outstanding common stock of the Company, $0.01 par value (the “Shares”);

WHEREAS, Shekhar owns ninety-two and one half percent (92.5%) of the Company Shares, and Dhingra owns seven and one half percent (7.5%) of the Company Shares (each, an “Allocated Share”);

WHEREAS, the Parties hereto desire to effect the acquisition of the Company by Purchaser through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Merger Sub and Purchaser, the sole stockholder of Merger Sub, have (i) determined that it is in the best interests of Merger Sub and Purchaser, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Shekhar is executing and delivering to Purchaser an employment offer letter that describes, among other matters, the terms of such Stockholder’s employment with Purchaser or Surviving Corporation, as applicable, following Closing (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Merger

1.1 Merger. Pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company will continue as the surviving corporation in the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.

1.2 Effective Time. Contemporaneously with, or as promptly as practicable after the Closing on the Closing Date, Purchaser, Merger Sub and the Company shall cause a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, as set forth in the Certificate of Merger, and as so amended shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time;

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation; and

(d) the Merger shall, from and after the Effective Time, have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II
Treatment of Equity Interests

2.1 Treatment of Capital Stock and Other Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or any Stockholder:

(a) Effect on Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted automatically into the right to receive at the Effective Time the portion of the Aggregate Merger Consideration issuable to such Stockholder in respect of such shares of Company Common Stock as set forth opposite such Stockholder’s name on the Allocation Schedule. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive the consideration issuable in accordance with this Section 2.1.

(b) Effect on Merger Sub Common Stock. At the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(c) No Interest. No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Shares.

2.2 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Aggregate Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.3 Allocation Schedule. Exhibit B-1 sets forth the following, in each case, calculated in accordance with this Agreement (the “Allocation Schedule”), with respect to each Stockholder: (A) the name and email address of each Stockholder; (B) the number of Allocated Shares held by such Stockholder; (C) the amount of cash payable and the number of shares of Purchaser Common Stock issuable to each Stockholder; and (D) the Pro Rata Percentage of each Stockholder.

2.4 Fractional Shares; Payments. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger. Any Stockholder who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock shall instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Closing Reference Price (as relating to shares of Purchaser Common Stock issued in respect of the Closing Payment Purchaser Stock), rounded to the nearest whole cent.

2.5 Purchaser Comon Stock Cap Amount. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate number of shares of Purchaser Common Stock issuable under this Agreement in connection with the Merger and the transactions contemplated herein, and any other shares of Purchaser Common Stock to be issued by Purchaser, if any, which could be aggregated with the shares of Purchaser Common Stock in connection with the Merger and the transactions contemplated herein under Nasdaq Listing Rule 5635, (x) exceed 19.99% of Purchaser’s issued and outstanding shares of common stock immediately before consummation of this Agreement and any other transactions being consummated by Purchaser in connection with the Merger and the transactions contemplated herein or (y) cause a Stockholder to be the beneficial owner of an amount exceeding 4.99% of Purchaser’s issued and outstanding shares of common stock immediately before consummation of this Agreement and any other transactions being consummated by Purchaser in connection with the Merger and the transactions contemplated herein (each, a “Cap Amount”), unless Purchaser has obtained either (i) its stockholders’ approval of the issuance of more shares of Purchaser Common Stock than the Cap Amount as required by the applicable Nasdaq rules, including Nasdaq Listing Rule 5635; or (ii) a waiver from Nasdaq of Purchaser’s compliance with the applicable Nasdaq rules, including Nasdaq Listing Rule 5635. To the extent that the issuance of shares of Purchaser Common Stock under this Agreement would cause the shares of Purchaser Common Stock issuable herein to exceed the Cap Amount, Purchaser, in lieu of issuing such shares of Purchaser Common Stock, shall pay each Stockholder an amount in cash equal to (x) the aggregate number of shares of Purchaser Common Stock that exceed the Cap Amount times (y) the VWAP of shares of Purchaser Common Stock for the ten (10) consecutive Trading Day period ending on the date immediately prior to the date on which such shares of Purchaser Common Stock are due.

ARTICLE III
Closing; Payments

3.1 The Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:30 a.m., at the offices of reAlpha Tech Corp., 525 Washington Blvd, Suite 300, Jersey City, NJ 07310, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as the Company and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

3.2 Closing Deliverables.

(a) At or prior to the Closing, the Company and the Stockholders shall deliver to Purchaser the following:

(i) stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii) resignations of the directors and officers of the Company (except such directors and officers identified by Purchaser in writing) effective as of the Closing Date;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 10.1(a) and Section 10.1(b) have been satisfied;

(iv) a certificate of the Secretary of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and each other state in which the Company is qualified to do business, in each case, dated no more than three (3) Business Days prior to the Closing Date;

(vi) a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) signed by an officer of the Company certifying that interests in the Company, including shares of Company Common Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Purchaser (the “FIRPTA Certificate”);

(vii) evidence reasonably satisfactory to Purchaser that any and all Employee Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) have been terminated pursuant to resolution of the applicable governing body (the form and substance of which shall have been subject to review and approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date;

(viii) the Closing Statement, in form and substance reasonably acceptable to Purchaser;

(ix) the Employment Agreement, in form and substance acceptable to Purchaser and Shekhar, duly executed by Shekhar;

(x) the stock books, stock ledgers, minute books, corporate seals, and similar corporate records of the Company; and

(xi) such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Purchaser shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) payment to each Stockholder by wire transfer of immediately available funds an amount equal to the portion of the Base Cash Consideration payable to such Stockholder in respect of such shares of Company Common Stock as set forth opposite such Stockholder’s name on the Allocation Schedule;

(ii) the Employment Agreement, duly executed by Purchaser;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied;

(iv) a certificate of the Secretary of Purchaser and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(v) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

3.3 Aggregate Merger Consideration; Closing Date Actions.

(a) At or prior to the Closing, the Company shall deliver to Purchaser a written statement in the form attached hereto as Exhibit B-2 (the “Closing Statement”) setting forth: (i) in reasonable detail its good faith estimate of (A) the Closing Indebtedness, (B) the Unpaid Selling Expenses, (C) the Cash and Cash Equivalents, (D) the amount of Cash and Cash Equivalents that consist of accrued revenues for mortgage loans that have closed as of the Reference Time, but have not yet been actually paid, and (E) the Base Cash Consideration and the Closing Remaining Consideration, each as determined by reference to the relevant provisions of this Agreement, and (ii) the aggregate amount of cash and number of shares of Purchaser Common Stock payable and issuable to the Stockholders at Closing and for each Bi-Annual Payment.

(b) The Purchaser Cash Consideration shall, until the Closing or the termination of this Agreement in accordance with Article XII, be held in an escrow account (the “Escrow Account”) established (and the Purchaser Cash Consideration subject to release) pursuant to an escrow agreement entered into on the date of this Agreement with the Escrow Agent.

(c) At the Closing:

(i) Purchaser shall, in respect of the Closing Remaining Consideration, (A) pay, or cause to be paid, to each Stockholder an amount of cash (by wire transfer of immediately available funds to the applicable accounts set forth on the Closing Statement in accordance with the wire instructions set forth in the Closing Statement) and (B) issue, or cause to be issued, to each Stockholder the number of shares of Purchaser Common Stock, in each case as set forth opposite such to each Stockholder’s name on the Allocation Schedule; and

(ii) Purchaser shall pay, or cause to be paid, to each Stockholder an amount equal to the pledged funds under the Company’s revolving lines of credit with its warehouse lenders.

(iii) Purchaser shall pay or cause to be paid (on behalf of the Company) all Unpaid Selling Expenses included in the estimate of Unpaid Selling Expenses on the Closing Statement that are to be paid in connection with the Closing, by wire transfer of immediately available funds to the applicable accounts set forth on the Closing Statement in accordance with the wire instructions set forth in the Closing Statement. For the avoidance of doubt, Purchaser shall use any Cash and Cash Equivalents to pay or cause to be paid any Unpaid Selling Expenses, and to the extent no Cash and Cash Equivalents are available at the time of payment, Purchaser shall use the Purchaser Cash Consideration (prior to the application of any other Closing Adjustment Amounts).

In the event of a conflict between the Closing Statement and the Allocation Schedule, on the one hand, and the provisions of this Agreement, on the other hand, the Closing Statement and the Allocation Schedule (each as may be adjusted upon the mutual agreement of the Stockholders and Purchaser to correct any manifest errors) shall control. Notwithstanding anything to the contrary herein or in the Company’s Organizational Documents, Purchaser shall be entitled to rely on the Closing Statement and the Allocation Schedule as conclusive evidence of the amount of cash and the number of shares of Purchaser Common Stock payable or issuable to the Stockholders and the amount of payments payable to other payment recipients pursuant to this Agreement.

3.4 Withholding. Each of Purchaser and the Company (and their respective agents) shall be entitled to deduct and withhold from the amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or non-U.S. Tax Law. Other than with respect to any amounts treated as compensation for U.S. federal and applicable state and local income tax purposes or withholding required as a result of the failure of the Company to deliver the FIRPTA Certificate, Purchaser shall use commercially reasonable efforts to provide the Stockholders with at least ten (10) days’ written notice of any withholding it believes is applicable to amounts payable by or at the direction of Purchaser hereunder and a reasonably detailed statement describing the basis for such withholding and Purchaser shall use commercially reasonable efforts to cooperate with the Stockholders to reduce or eliminate any such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will promptly pay or cause to be paid any amounts withheld pursuant to this Section 3.4 for applicable Taxes to the appropriate Tax Authority.

ARTICLE IV
Representations and Warranties of the Stockholders

Each Stockholder, as a material inducement to Purchaser and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, represents and warrants to Purchaser and Merger Sub that the statements contained in this ARTICLE IV are true, complete, and correct as of the Closing and as of the date of this Agreement (except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates):

4.1 Authority of Stockholder. Each Stockholder has full legal power, authority, and capacity to execute and deliver this Agreement and each Transaction Document to which each Stockholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which each Stockholder is a party have been duly and validly executed and delivered by each Stockholder and constitute valid and binding obligations of each Stockholder, enforceable against each Stockholder in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of any Stockholder is or will be required in connection with the consummation of the transactions under this Agreement.

4.2 Title to Shares.

(a) Each Stockholder is the record or beneficial owner of its Allocated Shares and has good and marketable title thereto, free and clear of any Liens. There are no Proceedings of any kind pending or threatened in writing by or against any Stockholder or the Company concerning its Allocated Shares. At the Closing, each Stockholder will transfer, assign, and deliver to Purchaser good title to its Allocated Shares, free and clear of any Liens.

(b) The Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Stockholder or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Other than the Organizational Documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

4.3 Consents Required. Except as set forth on the Disclosure Schedules, no consent, approval or authorization of or by, registration, declaration or filing with, or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery, and performance by any Stockholder of this Agreement or the Transaction Documents to which such Stockholder is or will be a party or the consummation by such Stockholder of the transactions contemplated hereby or thereby.

4.4 Investment Representations.

(a) Each Stockholder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Stockholder has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of receiving the Purchaser Common Stock in connection with the sale of the Shares. Each Stockholder has, prior to the date hereof, provided Purchaser with an executed Accredited Investor Questionnaire in the form attached hereto as Exhibit C.

(b) The Purchaser Common Stock will be acquired for investment for each Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. No Stockholder presently has any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third party with respect to any of the Purchaser Common Stock.

(c) Each Stockholder understands that the Purchaser Common Stock, when issued, shall be “restricted securities” under the federal securities Laws and that under such Laws and applicable regulations the Purchaser Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Each Stockholder represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of Purchaser Common Stock purchased in a private placement or Purchaser Common Stock owned by certain Persons subject to the satisfaction of certain conditions, which may include the time and manner of sale, the holding period for the Purchaser Common Stock, and requirements relating to Purchaser which are outside of such Stockholder’s control, and which Purchaser is under no obligation and may not be able to satisfy. Each Stockholder understands that such Purchaser Common Stock are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and Purchaser is relying in part upon the truth and accuracy of, and each Stockholder’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of each Stockholder set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of each Stockholder to acquire such Purchaser Common Stock.

(d) Each Stockholder acknowledges that, as of the date hereof, it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Purchaser concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Purchaser Common Stock, and the merits and risks of receiving the Purchaser Common Stock; (ii) access to information about Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated under this Agreement; (iii) the opportunity to obtain such additional information that Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; and (iv) the opportunity to ask questions of management of Purchaser. Each Stockholder has sought such accounting, legal and Tax advice as it has considered necessary to make an informed decision with respect to the terms set forth hereunder.

(e) Each Stockholder and, to their knowledge, the Company has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

(f) The foregoing representations and warranties set forth under this Section 4.4 shall be true and correct as of the issuance date of any Purchaser Common Stock and the Closing Date.

ARTICLE V
Representations and Warranties Regarding the Company

Subject to such exceptions as are set forth in the disclosure schedule delivered herewith by the Company to Purchaser concurrently with the Parties’ execution of this Agreement (the “Disclosure Schedules”), as a material inducement to Purchaser and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Purchaser and Merger Sub that the statements contained in this ARTICLE V are true and correct as of the Closing and as of the date of this Agreement (except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates); provided, that the Company shall provide updated Disclosure Schedules at the Closing:

5.1 Organization; Power; Authority; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.1 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

5.2 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken by it, and no other proceedings by the Company are necessary to authorize this Agreement and each such Transaction Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Transaction Document have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles.

5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 100,000 Shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) Section 5.3(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Other than as set forth on Section 5.3(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d) All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company’s Organizational Documents or any agreement to which the Company is a party; and (iii) free of any Liens created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(e) No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

5.4 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Company’s Organizational Documents; (ii) subject to, in the case of the Merger, obtaining the Stockholders consent to the Merger, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company. Except as set forth on the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

5.5 No Subsidiaries. The Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

5.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Company has delivered to Purchaser true, correct and complete copies of its consolidated unaudited financial statements consisting of the consolidated balance sheet of the Company as at December 31 in each of the years 2023 and 2024 and the related consolidated statements of income, stockholders’ equity and cash flows for the 12-month periods then ended (collectively, the “Year-End Financial Statements”) and the consolidated balance sheet of the Company as at September 30, 2025 (the “Latest Balance Sheet Date”), and the related consolidated statements of income, stockholders’ equity and cash flows for the six-month period then ended (collectively, the “Interim Financial Statements,” and, together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto, (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly, in accordance with GAAP, the financial condition and results of operations of the Company, including, but not limited to, all reserves for potential loan buybacks, indemnifications, or warranties, which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles, and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Section 5.6 of the Disclosure Schedules, and except, in the case of the Interim Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material).

(c) Since the date of the Interim Financial Statements, there has been no change in (i) any accounting principle, procedure, or practice followed by the Company or (ii) the method of applying any such principle, procedure, or practice.

(d) Except as set forth in Section 5.6(d) of the Disclosure Schedules, the Company has no Liabilities, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, choate or inchoate, matured or unmatured, determined or determinable, except for: (i) Liabilities reflected or reserved against in the Financial Statements; (ii) Liabilities that have been incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice (none of which are material or relate to breach of contract, breach of warranty, tort, infringement, violation of Law, or litigation); and (iii) Liabilities incurred pursuant to this Agreement or the transactions contemplated hereby which shall be disclosed as Unpaid Selling Expenses on the Closing Statement.

5.7 Absence of Adverse Changes and Extraordinary Events. Except as otherwise contemplated by this Agreement, from the Latest Balance Sheet Date through the date hereof, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or would reasonably be expected to have a Material Adverse Effect, (c) the Company’s business has been operated only in the ordinary course and substantially in the manner that such business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid, and (e) the Company has used its commercially reasonable efforts to preserve the goodwill of the Company and its relationships with its employees, customers, and suppliers.

5.8 Insurance. The Company maintains insurance for its properties against loss or damage by fire or other casualty or any other such other insurance, including liability insurance, as would usually be maintained by prudent companies similar in size and credit standing to the Company and engaged in the same or similar business.

5.9 Title to Assets. The Company has good and marketable title to, or a valid leasehold or license interest in, all of its assets, properties, and interests in properties, real, personal or mixed (a) reflected on the balance sheets included in the Interim Financial Statements, (b) acquired since the Latest Balance Sheet Date, or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the equipment, furniture, fixtures, and other personal property included in the Assets are in good operating condition and are adequate for use in the ordinary course of the Company’s business consistent with past practice with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures, and other personal property, except for damaged, worn, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Interim Financial Statements. All of the Assets are owned by the Company, free and clear of any encumbrances, and no Assets are held on a consignment or lease basis.

5.10 Credit Lines, Loans, Guarantees, Banks. Section 5.10 of the Disclosure Schedules describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests, and the identity of any guarantors. Except as set out on Section 5.10 of the Disclosure Schedules, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third party, and (c) the Company has no repurchase obligations or demands from lenders due to underwriting or fraud issues. The full details of the bank accounts of the Company, including the names of all Persons authorized to draw thereon or make withdrawals therefrom and the balance of each such account as of the most recent statement date, are set forth on Section 5.10 of the Disclosure Schedules.

5.11 Labor Matters. Except as set forth in Section 5.11 of the Disclosure Schedules: (a) the Company is in compliance in all material respects with all applicable Laws concerning employment and employment practices, terms, and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Authority; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past four (4) years (such period, the “Lookback Period”).

5.12 Employees; Employee Benefit Arrangements.

(a) Section 5.12(a) of the Disclosure Schedules contains a true and complete list of the names and positions of current employees of the Company (the “Employees”) and the following compensation information for fiscal year 2024 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided, or made available to that Employee or that the Company are required to pay, provide, or make available to that Employee under any Contract. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Interim Financial Statements. Except as set out on Section 5.12(a) of the Disclosure Schedules, the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Section 5.12(a) of the Disclosure Schedules, the Company has not offered employment to any individual who is not an Employee. The Company has made available to Purchaser true and complete copies of employment agreements with the Employees listed on Section 5.12(a) of the Disclosure Schedules.

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, health and welfare insurance, welfare, severance, change of control, parachute, stock option, stock purchase, or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Section 5.12(c) of the Disclosure Schedules lists the Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). Except as referred to in Section 5.12(c) of the Disclosure Schedules, the Company does not have a commitment or an obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under, or otherwise change any Company Employee Plan, and no such creation, increase, or change has been proposed, made the subject of written or oral representations to employees, or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all material Company Employee Plans have been made available to Purchaser.

(d) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

(e) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law in all material respects and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Knowledge of the Company, threatened legal action, arbitration, or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that would reasonably be expected to result in a material Liability to the Company or to Purchaser.

5.13 Contracts; Customers.

(a) Section 5.13 of the Disclosure Schedules sets out a list of all the Contracts (including any (i) real property leases, (ii) customer contracts and customer orders (including customer contact lists) and (iii) partner and supplier contracts, (A) to which the Company is a party and (B) by which the Company is bound (collectively, the “Company Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i) each Company Contract involving aggregate consideration in excess of $50,000 per year including, but not limited to, Contracts with mortgage lenders and vendors, and which, in each case, cannot be cancelled by the Company, as applicable, without penalty or without more than thirty (30) days’ notice;

(ii) all Company Contracts relating to Intellectual Property, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iii) except for Company Contracts relating to trade receivables, all Company Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company; and

(iv) all Company Contracts that limit or purport to limit in any material respect the ability of the Company, as applicable, to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) (b) Each Material Contract is valid and binding on the Company in accordance with such Material Contract’s terms and is in full force and effect. Neither the Company, nor, to the Knowledge of Stockholders, is any other party thereto in breach of or default under (or is alleged to be in breach of or default under) any Material Contract, including, but not limited to, breaches or defaults involving instances of fraud, misrepresentation, or other irregularities in mortgage loan originations, nor has it provided or received any notice of any intention to terminate any Material Contract, including, but not limited to, Material Contracts with mortgage lenders. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser.

5.14 Loan Originations. Section 5.14 of the Disclosure Schedules sets out each mortgage loan, including applications therefor, that has been initiated by the Company but not completed. With respect to each mortgage loan originated by the Company: (a) such loans materially comply with all applicable underwriting guidelines and lender requirements; (b) the forms, applications, disclosure statements, notices and other related documentation relating to each such loan are in every respect valid and genuine; (c) all information submitted by the Company in connection with such loan is true and accurate; (d) such loan will be or has been originated without any fraud or misrepresentation on the part of the Company or any other party. There are no outstanding or unresolved disputes with mortgage lenders, borrowers, or investors related to any loan origination or servicing.

5.15 Data and Privacy Laws.

(a) During the Lookback Period, except as disclosed in Section 5.15 of the Disclosure Schedules:

(i) The Company has complied in all material respects, and is currently in compliance in all material respects with, (1) all applicable Information Privacy and Security Laws, (2) any contractual obligations to which the Company is a party or by which it is bound relating to Personal Information, in each case, as applicable to the conduct of the Company’s business as currently conducted, and (3) all of the Company’s internal privacy policies to the extent relating to any Personal Information collected, used, maintained, disclosed, or transmitted by the Company or by third parties having access to the records of the Company. The Company has adopted privacy notices and policies that accurately describe the Company’s privacy practices (as applicable), to any website, mobile application, or other electronic platform and complied with those notices and policies in all material respects. The Company has not received any written complaints regarding the collection, maintenance, use, disclosure, or transmission of Personal Information by the Company or by third parties to whom the Company has provided Personal Information.

(ii) No Person (including any Governmental Authority) has threatened to assert any Proceeding pursuant to any written notice, or commenced any Action with respect to any alleged violation of any Information Privacy and Security Laws or the Company’s privacy or data protection practices, or any contractual obligations to which the Company is a party or by which it is bound relating to Personal Information, including any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information collected or used by, or on behalf of, the Company. The execution, delivery, and performance of this Agreement, the Transaction Documents, and the other agreements and instruments contemplated hereby and the consummation of the transactions comply in all material respects with all applicable Information Privacy and Security Laws and any contractual obligation to which the Company is a party or by which it is bound relating to Personal Information.

(iii) The Company has taken reasonable steps to obtain all necessary authority, consents, and authorizations to collect, use, maintain, disclose, or transmit any Personal Information collected or used by or on behalf of the Company in connection with the operation of its business as currently conducted, including the use of Personal Information to send personal electronic messages. To the Knowledge of the Company, none of the Personal Information collected, stored, used, maintained, modified, disclosed, transmitted, in the possession, custody, or control of the Company has been provided to the Company by a third party in violation of applicable Law, including applicable Information Privacy and Security Laws or in a manner inconsistent with such third party’s own privacy policies.

(iv) The Company has implemented, maintained, and executed, as necessary, commercially reasonable security controls that are designed to identify, mitigate, and resolve internal and external risks to the security of any Personal Information and implement and monitor adequate and effective administrative, technical and physical safeguards to control those risks. The Company has not experienced any material breach of security or safeguards relating to Personal Information, or other loss, unauthorized access, use, or disclosure of Personal Information in the possession, custody, or control of the Company.

(b) For purposes of this Agreement, the following terms shall have the meaning below:

(i) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award, in each case having the force of Law, entered by or with any Governmental Authority.

(ii) “Information Privacy and Security Laws” means all applicable Laws and Governmental Orders concerning the privacy, security, or processing of Personal Information (including any Laws of jurisdictions where the Personal Information was collected or used by or on behalf of the Company), and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder concerning data breach notification, consumer protection, requirements for website and mobile application privacy policies and practices, data or web-scraping, Social Security number protection, data security, and e-mail, text message, or telephone communications. Without limiting the foregoing, Information Privacy and Security Laws include: the Federal Trade Commission Act, the Privacy Act of 1974, the CAN–SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the California Consumer Privacy Act of 2018, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Gramm–Leach–Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, and all other similar federal, state, and local laws and regulations.

(iii) “Personal Information” means any information (A) the collection, maintenance, use, disclosure, or transmission of which by or on behalf of the Company is regulated or governed by one or more Information Privacy and Security Laws that apply to the Company, (B) that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person or device, including (1) name, address, e-mail address, telephone number, health information, social security number, driver’s license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual, (2) any non-public personally identifiable financial information, such as financial account numbers or log-in information, (3) Internet Protocol addresses or other persistent device identifiers, or (4) any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and (C) all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural person or device across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural person, or to target advertisements or other content to a natural person.

5.16 Legal Proceedings, Etc. There is no Proceeding pending against the Company, any of its properties or assets, its officers, directors or employees in their capacities as such, before any Governmental Authority acting in an investigative or adjudicative capacity. Neither the Company nor any of its properties or assets is subject to any Governmental Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17 Taxes. (a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. (b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. (c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. (d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. (e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Latest Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Year-End Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years). (f)The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority. (g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

5.18 Compliance with Law. During the Lookback Period, the Company has conducted its business in all material respects in compliance with, and it currently is in compliance in all material respects, with all applicable Laws, including, but not limited to, the Real Estate Settlement Procedures Act (RESPA), the Truth in Lending Act (TILA), Anti-Money Laundering Laws, and advertising and marketing Laws. Except as stated in the Disclosure Schedule, the Company and each of its employees have all permits, licenses, approvals, certificates, and other authorizations, and the Company has made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary or advisable for the operation of the business as currently conducted. Except as stated in the Disclosure Schedule, no written notice of any violation of such Laws has been received by the Company, and the Company has not received any written notice that the products sold or the services provided by the Company are not in compliance with all applicable Laws.

5.19 Broker’s or Finder’s Fees. Neither the Company, nor any Person acting on the Company’s behalf, has employed an agent, broker, Person or firm in connection with the transactions contemplated by this Agreement. To the extent that the Company has incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, the Company will be solely responsible for the payment of that Liability and any such payment shall be paid prior to the Closing. In no event shall such payments constitute Unpaid Selling Expenses.

5.20 Related Party Transactions; Guarantees. No executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

5.21 Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data, and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research, and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Section 5.21 of the Disclosure Schedules sets out each item of Intellectual Property that is used in the conduct of the business as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid, and enforceable license to use, all the Intellectual Property used in or required for the business as currently conducted (any such license and any required royalty payments are set out on Section 5.21 of the Disclosure Schedules).

(c) There are no Proceedings instituted or, to the Knowledge of the Company, threatened by any third party pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) Neither the Intellectual Property of the Company nor the conduct of its business infringes any Intellectual Property of any third party, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of the Company, no third party is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company who have solely or jointly conceived, reduced to practice or developed any Intellectual Property relating to the Company’s business in the course of their service to the Company have signed (i) non-disclosure agreements related to the Company’s Intellectual Property rights and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is the Company in violation or in breach of, any confidentiality, non-competition, non-solicitation, or similar obligation of the Company to any Person.

5.22 No Conflict with OFAC Laws. Neither the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate or representative of the Company is a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions.

5.23 Anti-Corruption Laws. Neither the Company nor, to the Knowledge of the Company anyone acting on the Company’s behalf, has directly or indirectly: (a) made, offered to make, or promised to make any unlawful payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization, or (ii) any political party, official of a political party, or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (b) made any unlawful political contribution, (c) made or received any payment that was not legal to make or receive, (d) created or caused the creation of any false or inaccurate books and records related to any of the foregoing, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-bribery or anti-corruption Laws.

5.24 Environmental Matters.

(a) Except as set forth on Section 5.24 of the Disclosure Schedules, to the Knowledge of each Stockholder, (i) the business of the Company is being and has been conducted in compliance in all material respects with all Environmental Laws, (ii) the real property operated by the Company (including, without limitation, soil, groundwater or surface water on or under the properties and buildings thereon) (the “Affected Property”) does not contain any Regulated Substance in violation of applicable Environmental Laws (the Company does not own any real property), (iii) the Company has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws, if any, for the operation of the business of the Company, (iv) the Company has not received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used by or otherwise related to the Company, (v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance in the violation of Environmental Laws or otherwise with respect to the violation of any Environmental Laws on or at the properties used in the business of the Company, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law or pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any of its Affiliates relating to the business of the Company, true and complete copies of which have not been delivered to Purchaser prior to the date hereof, (viii) there are no underground storage tanks on, in or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted a violation of Environmental Laws or arising under any Environmental Law, and (x) there are no Actions pending or threatened against the Company or any of its Affiliates with respect to the Business relating to any violations, or alleged violations, of any Environmental Law, and neither the Company, nor any of its Affiliates have received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company, nor any of its Affiliates has been notified by any Governmental Authority that it has, or may have, any liability pursuant to any Environmental Law. Section 5.24 of the Disclosure Schedules includes a true and complete list of all North American Industry Classification System (NAICS) Codes applicable to the Company. The sale of the Shares to Purchaser, and the other transactions contemplated hereby, do not require any filing with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law.

(b) “Regulated Substances” means pollutants, contaminants, hazardous, or toxic substances, compounds, or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

5.25 Real Property.

(a) The Company does not own any real property.

(b) Section 5.25(b) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each Lease under which the Company leases, subleases, licenses or has rights in any real property (collectively, the “Leased Real Property”). Except as set forth on Section 5.25(b) of the Disclosure Schedules, the Company has a valid and subsisting leasehold interest in all the Leased Real Property, free and clear of all Liens, except Permitted Liens. The Leases are valid, binding and enforceable obligations of the Company, as applicable, in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)) and are in full force and effect. The Company has not leased nor otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof. The Leased Real Property constitutes all of the real property currently leased, subleased, licensed, used, occupied or currently held for use by the Company.

(c) As of the date of this Agreement, the Company has not received written notice within the twelve (12) months preceding the date of this Agreement of any material default under any Lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.26 Full Disclosure. The representations and warranties contained in ARTICLE IV and this ARTICLE V, the schedules, attachments, and exhibits attached hereto do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

5.27 No Other Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE STOCKHOLDERS AND COMPANY IN ARTICLE IV AND ARTICLE V, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR THE STOCKHOLDERS OR THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR HAS MADE (AND PURCHASER AND MERGER SUB AGREE THAT THEY HAVE NOT RELIED UPON) ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES REGARDING ANY ESTIMATE, PROJECTION, PREDICTION, OR FORECAST REGARDING THE COMPANY AND ITS PROFITABILITY, SUCCESS, BUSINESS OPPORTUNITIES, RELATIONSHIPS, AND OPERATIONS AND ANY DATA OR MATERIALS PROVIDED IN ANY DATA ROOM OR IN ANY PRESENTATION).

ARTICLE VI
Representations and Warranties of Purchaser and Merger Sub

As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this ARTICLE VI are true, complete, and correct as of the Closing and as of the date of this Agreement (except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates):

6.1 Organization; Authorization; Execution & Enforceability; No Breach.

(a) Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has full power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby. Each of Purchaser’s and Merger Sub’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of Purchaser, Merger Sub or their equityholders.

(b) Purchaser is the sole stockholder of Merger Sub. Merger Sub was formed by Purchaser solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and has engaged in no business activities other than those relating to this Agreement and the transactions contemplated hereby. Merger Sub has no liabilities or obligations other than those incident to its formation or pursuant to the Transaction Documents to which it is a party.

(c) Each Transaction Document to which Purchaser and Merger Sub is a party has been duly and validly executed and delivered by Purchaser or Merger Sub, as the case may be, and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of Purchaser or Merger Sub enforceable against Purchaser or Merger Sub in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) The execution, delivery and performance by Purchaser and Merger Sub of each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) conflict with any provision or result in any breach or violation of, (ii) constitute (whether with or without the passage of time, the giving of notice or both) a default under, or (iii) give rise to any right of termination, cancellation, acceleration or other material right under, in each case, (A) any Law applicable to Purchaser or Merger Sub, (B) the Organizational Documents of Purchaser or Merger Sub, or (C) any other Contracts to which Purchaser or Merger Sub is a party or by which any of their assets are otherwise bound. Except as required by Nasdaq or pursuant to securities laws, neither Purchaser nor Merger Sub is required to provide any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit or consent, in each case, for the valid execution, delivery and performance by Purchaser or Merger Sub of the Transaction Documents to which it is a party.

6.2 Valid Issuance of Purchaser Common Stock; Cash Resources. All necessary corporate action has been taken or will be taken by Purchaser to duly authorize all issuances to the Stockholders of the Purchaser Common Stock in accordance with the terms of this Agreement, and upon such issuances, such shares of Purchaser Common Stock will be duly authorized and validly issued, fully paid and non-assessable shares of Purchaser and will be free of restrictions on transfer other than restrictions set forth under the Securities Act and any other applicable Law and will not be issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. Purchaser will have or have access to as of Closing an amount of cash on hand necessary to consummate the transactions contemplated by this Agreement and pay all Aggregate Merger Consideration hereunder.

6.3 Purchaser SEC Reports. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Purchaser with the SEC from January 1, 2025 through the date of this Agreement (the “Purchaser SEC Reports”) is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the Purchaser SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Reports, except to the extent updated, amended, restated or corrected by a subsequently filed Purchaser SEC Report, and none of the Purchaser SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated, or corrected by a subsequently filed Purchaser SEC Report.

6.4 Litigation. Neither Purchaser nor Merger Sub is a party (including by reason of any crossclaim or counterclaim) to any material Proceeding not included in the Purchaser SEC Reports, nor to the knowledge of Purchaser, is anyone asserting or threatening to make Purchaser or Merger Sub a party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

6.5 Brokerage. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser or Merger Sub is a party or subject to.

6.6 No Other Representations. Except for the representations and warranties made by Purchaser and Merger Sub in this ARTICLE VI, none of Purchaser, Merger Sub or any other Person makes any representation or warranty with respect to the Purchaser Common Stock, Purchaser or Merger Sub, and each of Purchaser and Merger Sub disclaims any other representations or warranties, whether made by them, any of their Affiliates or any of their respective officers, directors, direct or indirect equity holders, managers, employees, agents or other Representatives.

ARTICLE VII
Agreements Relating to Purchaser Common Stock

7.1 Private Placement. The Purchaser Common Stock issued pursuant to the terms of this Agreement shall be issued in a transaction exempt from registration under the Securities Act (and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Company agrees to fully cooperate with Purchaser in its efforts to ensure that such shares of Purchaser Common Stock may be issued pursuant to such exemptions and further agrees that any recipient of the Purchaser Common Stock shall be an “accredited investor” as such term is defined in Regulation D.

7.2 Restrictions on Transfer. The Purchaser Common Stock issued pursuant to this Agreement shall be subject to any restrictions on Transfer set forth in this Section 7.2 and Purchaser’s Organizational Documents. The shares of Purchaser Common Stock constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act (“Rule 144”), and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable securities laws or (ii) an exemption from such registration exists and Purchaser receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Purchaser, that such securities may be offered, sold, pledged, assigned or otherwise transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Each Stockholder who receives a share of Purchaser Common Stock and every transferee or assignee of any shares of Purchaser Common Stock from any Stockholder shall be bound by and subject to the terms and conditions of this Section 7.2, and Purchaser may require, as a condition precedent to the offer, sale, pledge or assignment of any shares of Purchaser Common Stock, that any transferee or assignee must enter into an agreement with Purchaser, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 7.2. To ensure compliance with the restrictions imposed by this Agreement, Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. Purchaser shall not be required (a) to transfer on its books any shares of Purchaser Common Stock that have been offered, sold, pledged or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Purchaser Common Stock, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so transferred.

7.3 Legends. Each certificate or book-entry notation representing any shares of Purchaser Common Stock issued hereunder shall bear the following legend (in addition to any other legends required by Law, Purchaser’s Organizational Documents or any other agreement to which any such Stockholder is a party):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

7.4 Rule 144 Reporting; Legend Removal.

(a) With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of shares of Purchaser Common Stock to the public without registration, Purchaser agrees to use its commercially reasonable efforts to: (1) make and keep adequate current public information with respect to Purchaser available in accordance with Rule 144; (2) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and (3) so long as any Stockholder owns any shares of Purchaser Common Stock that constitute Aggregate Merger Consideration, furnish to such Stockholder forthwith upon written request (i) a written statement by Purchaser as to its compliance with the reporting requirements of Rule 144 of the Securities Act and the Exchange Act, and (ii) a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents so filed as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Stockholder to sell any such securities without registration; provided, however, that Purchaser shall not be required to provide a copy of any material, report or document described in this Section 7.4(a) that are filed with the SEC and available through EDGAR.

(b) Subject to compliance with Rule 144 and other applicable securities Laws, Purchaser shall instruct its transfer agent to remove the restrictive legend set forth in Section 7.3 from the shares of Purchaser Common Stock issued pursuant to this Agreement at any time following the date that is six (6) months following the Closing Date (with respect to Closing Payment Purchaser Stock) or at any time following the date that is six (6) months following the date of issuance of any shares of Purchaser Common Stock as a Bi-Annual Payment pursuant to Section 2.5; provided that, to the extent required, the Purchaser receives an opinion of counsel in accordance with Section 7.2(ii) herein.

ARTICLE VIII
Covenants

8.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser, the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Company and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

8.2 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Purchaser and its Representatives, upon providing reasonable advance notice (as applicable), full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company during normal business hours (as applicable); (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to reasonably cooperate with Purchaser in its investigation of the Company. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) Purchaser and the Company shall comply with all of their respective obligations under the Confidentiality, Non-Disclosure and Standstill Agreement, dated August 20, 2024, between Purchaser and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

8.3 Notice of Certain Events. From the date hereof until the Closing, the Company shall promptly notify Purchaser in writing of: (a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 10.1 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d)any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.16 or that relates to the consummation of the transactions contemplated by this Agreement. Purchaser’s receipt of information pursuant to this Section 8.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement, and shall not be deemed to amend or supplement the Disclosure Schedules.

8.4 Employment Agreement. Following the Closing, Purchaser, as the sole stockholder of the Surviving Corporation, shall delegate such duties and responsibilities to Shekhar, as more fully set forth in his Employment Agreement, and Shekhar shall so serve until his resignation or removal. In exchange for the services described in the Employment Agreement, Shekhar shall be paid the compensation set forth therein. The Parties acknowledge and agree that Shekhar shall exercise day-to-day control over the operation of its business and, necessarily, the maintenance and control of the Company’s profit and loss statements. For the avoidance of doubt, the Bi-Annual Payments are not (and no part of the Aggregate Merger Consideration is) contingent upon Shekhar’s employment with the Surviving Corporation.

8.5 Assignment of Developments. Any and all inventions, discoveries or other developments developed by Stockholder (the “Developments”) during the term of Stockholder’s employment with, or time as a member of, the Company shall be conclusively presumed to have been created for and on behalf of the Company as part of Stockholder’ obligation to the Company, with the exception of those listed in Section 8.5 of the Disclosure Schedules. Those Developments shall be the property of and belong to the Company without the payment of consideration therefor in addition to the consideration paid by Purchaser for the Shares, and each Stockholder hereby transfers, assigns and conveys all of its right, title, and interest in any such Developments to the Company, and shall execute and deliver any documents that Purchaser deems necessary to effect that transfer on the request of the Company.

8.6 Appropriate Action; Consents; Filings.

(a) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any Consents of third parties with respect to any Material Contracts, as may be required by the terms of any such Material Contract as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Subject to this Section 8.6(b) and the other terms and conditions of this Agreement, the Company and Purchaser agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each Party’s obligation to consummate the transactions contemplated by this Agreement as set forth in this Section 8.6 to be satisfied as promptly as practicable, including taking all actions necessary (i) to obtain all consents from Governmental Authorities required for the consummation of the Merger, (ii) to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement (each of (i) and (ii), collectively, the “Regulatory Approvals”), (iii) to comply with all requirements under applicable Law that may be imposed on it with respect to this Agreement and the Merger and (iv) to avoid a Proceeding by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement. Each of the Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing. Each of the Parties shall use its reasonable best efforts to cooperate with the other Parties in the preparation and filing of any applications, notices, registrations, and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including, without limitation, providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations, and responses. The Parties shall have the right to review, reasonably in advance, and to consult on, all the information and written materials that will be submitted to any Governmental Authority in connection with any Regulatory Approval. Until the Closing or the termination of this Agreement in accordance with Article XII, the Parties shall keep each other reasonably apprised and promptly and reasonably consult with one another with respect to the matters described in this Section 8.6(b).

(c) Until the Closing or the termination of this Agreement in accordance with Article XII, neither Party shall, nor shall any Party cause its Subsidiaries (if applicable) and Affiliates to, undertake any act or omission, or enter into or consummate any transaction, agreement, arrangement, or acquisition of any ownership interest, rights or assets of any Person, that would reasonably be expected to prevent Purchaser and the Company from obtaining any required approvals (including, without limitation, Regulatory Approvals).

8.7 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

ARTICLE IX
Tax Matters

9.1 Certain Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Purchaser will prepare and file or cause to be prepared and filed all Tax Returns for the Company for all Pre-Closing Tax Periods that are filed after the Closing Date (the “Purchaser Prepared Returns”). All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law. Purchaser shall provide the Stockholders with completed drafts of each such Purchaser Prepared Return (A) that is an income Tax Return at least thirty (30) days prior to the due date for filing thereof and (B) in the case of any other material Tax Return that shows an amount that the Stockholders are responsible for pursuant to the terms of this Agreement as soon as reasonably practicable prior to the due date of such Tax Return (taking into account applicable extensions), and Purchaser shall consider in good faith such revisions as are reasonably requested by the Stockholders prior to filing such Purchaser Prepared Returns. The Stockholders shall pay to Purchaser those Taxes shown on any Purchaser Prepared Return (and with respect to any Purchaser Prepared Return for any Straddle Period allocated to the Stockholders in a manner consistent with Section 9.1(b)) no later than five (5) Business Days before Purchaser is required to file such Purchaser Prepared Returns with the applicable Tax Authority (taking into account any extensions timely filed by the Company), except to the extent the amount of any such Taxes was included in the calculation of Indebtedness, as finally determined.

(ii) The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes, and Purchaser shall cause the Company to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h) and more thoroughly set forth in Treasury Regulations Section 1.1502-76 or similar provisions of U.S. state, local or non-U.S. Law) effective on the date after the Closing Date.

(b) Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes of the Company attributable to the Pre-Closing Tax Period shall be determined as follows:

(i) in the case of any Taxes of the Company based upon or related to income, receipts or payroll (including withholding), the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of the Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books (and for such purpose, the taxable period of any partnership, controlled foreign corporation, or other pass-through entity in which the Company holds a beneficial interest (if any) shall be deemed to terminate at such time); and

(ii) in the case of any other Taxes of the Company, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(c) Tax Proceedings.

(i) Notice. Purchaser shall promptly notify the Stockholders in writing upon Purchaser’s or the Company’s receipt, of notice from any Tax Authority of the commencement of any Tax Proceeding relating to any Tax period ending on or prior to the Closing Date. Any failure to so notify the Stockholders of any Tax Proceeding shall not relieve the Stockholders of any liability with respect to such Tax Proceeding, except to the extent that such failure shall have materially prejudiced the defense of such Tax Proceeding.

(ii) Control.

(A) The Stockholders shall have control over the conduct of any Tax Proceedings with respect to income Taxes of the Company for any taxable period ending on or prior to the Closing Date; provided, that (1) the Stockholders shall keep Purchaser reasonably informed of all material developments with respect to any such Tax Proceeding on a timely basis, shall provide to Purchaser copies of any and all correspondence received from the Tax Authority related to such Tax Proceeding and shall provide Purchaser with the opportunity, at Purchaser’s cost, to attend conferences, hearings and other meetings with or involving the Tax Authority and to review and provide comments with respect to written responses provided to the Tax Authority with respect to such Tax Proceeding and (2) the Stockholders shall not compromise, settle or otherwise resolve any such Tax Proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(B) Purchaser shall have control over the conduct of all other Tax Proceedings (including Tax Proceedings for any Pre-Closing Tax Period that the Stockholders declines to control under Section 9.1(c)(ii)(A) and including, for the avoidance of doubt, any Straddle Period); provided, that (1) the Stockholders shall have the right, at their expense, to participate in any such Tax Proceeding and to employ counsel of the Stockholders’ choice for purposes of such participation to the extent that any such Tax Proceeding could reasonably be expected to result in an indemnity payment by the Stockholders hereunder and (2) in the event that Purchaser proposes to compromise, settle or otherwise resolve any Tax Proceeding or agree to any Tax liability relating to the Company for any Pre-Closing Tax Period, the Stockholders shall have the right to review such proposed compromise, settlement, resolution, consent or agreement. Without the prior written consent of the Stockholders, which shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not agree or consent to compromise, settle or otherwise resolve any issue or claim arising in any such Tax Proceeding or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, resolution, consent or agreement could reasonably be expected to result in an indemnity payment by the Stockholders hereunder.

(iii) To the extent that control or settlement rights with respect to a Tax Proceeding pursuant to this Section 9.1(c) may overlap with any other control or settlement right under Article VI, the provisions of this Section 9.1(c) shall govern such Tax Proceeding control or settlement right.

(d) Cooperation. Purchaser, the Stockholders, and the Company shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9.1 and any audit, litigation or other proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Periods and shall abide by all record retention agreements entered into with any Tax Authority, and shall give the Stockholders reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that taxable period, and if the Stockholders so requests, Purchaser or the Company having possession of such records shall allow the Stockholders to take possession of such books and records rather than destroying or discarding such books and records.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid equally by the Stockholders and Purchaser when due, and the Stockholders will, at the equal expense of the Stockholders and Purchaser, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Stockholders will join in the execution of any such Tax Returns and other documentation.

(f) Post-Closing Actions. With respect to jurisdictions in which the Company has not previously filed Tax Returns or established a nexus on or prior to the Closing Date, Purchaser shall not, and shall not permit the Company to (i) file Tax Returns for the Company with respect to a Pre-Closing Tax Period in such jurisdiction; (ii) initiate discussions or examinations with any Tax authority regarding Taxes for the Company with respect to any Pre-Closing Tax Period in such jurisdiction; (iii) make any voluntary disclosures with respect to Taxes for a Pre-Closing Tax Period of the Company in such jurisdiction; (v) take any action that would cause the transactions contemplated by this Agreement to be treated in any way other than the Intended Tax Treatment, in each case if such action could reasonably be expected to give rise to or increase any Tax for which the Stockholders would be liable, in each case, without the prior written consent of Stockholders (not to be unreasonably withheld, conditioned or delayed).

(g) Refunds. Any refunds (or credits for overpayment) of Taxes, including any interest received from a Tax authority, attributable to any Pre-Closing Tax Period of the Company and which are received by Purchaser or the Company on or prior to the third anniversary of the Closing Date shall be for the account of the Stockholders, net of any Taxes and any reasonable out-of-pocket costs of the Purchaser or the Company incurred in connection with obtaining such refund, in each case, except to the extent such Tax refunds or credits result from or are attributable to the carryback of any loss or credit arising in any period (or portion thereof) beginning after the Closing Date. No later than five Business Days following the Company’s receipt of any such refund (or credit for overpayment), Purchaser shall pay over to the Stockholders for further distribution to the Stockholders the amount of any such refund (or the amount of any such credit), net of any Taxes and any reasonable out-of-pocket costs of the Purchaser or the Company incurred in connection with obtaining such refund, including any interest thereon. If Purchaser, the Company or their Affiliates are required to repay any such refund or credit and any interest thereon to the applicable Governmental Authority, the Stockholders shall promptly pay the amount of such refund or credit (and any interest thereon and any costs and expenses incurred by Purchaser, the Company or their Affiliates in connection therewith) to Purchaser within ten (10) days of the receipt of notice from Purchaser. For purposes of this Agreement, a refund shall only be treated as received when the refund is received in cash, and a credit shall only be treated as received when such credit is used to reduce a Tax liability that otherwise would be due in cash without regard to the applicable credit.

(h) Transaction Expenses. For all applicable U.S. federal, state, and local income Tax purposes, the Parties agree that all deductions relating to Selling Expenses shall, without duplication, be reported in a Pre-Closing Tax Period to the extent deductible in such period at a standard of “more likely than not” or higher, and shall be for the benefit of the Company

(i) Employee Retention Credit. The Parties acknowledge and agree that the Stockholders are solely entitled to the payment of any employee retention credit (“ERC”) received by the Company (including by the Surviving Corporation), whether before or after the Closing Date. If any ERC is paid after the date of this Agreement, but prior to the Closing, the Company shall be entitled to distribute such payment to the Stockholders on a pro rata basis. If any ERC is paid after the Closing, and the Purchaser shall promptly pay the full amount of the ERC received (or cause the full amount of the ERC received to be paid) to the Stockholders, in immediately available funds, on a pro rata basis (as based on the Stockholders’ previously-held Allocated Shares). No ERC payment shall constitute, reduce, or otherwise affect the Aggregate Merger Consideration, nor be subject to any right of setoff. The Stockholders shall be entitled to directly communicate with the IRS regarding any ERC, without providing any notice or obtaining any consent of Purchaser or any other person, whether before or after the Closing Date. This subsection (i) shall survive the Closing.

9.2 Employee Benefit Arrangements.

(a) Purchaser shall, and shall cause the Surviving Corporation to, cause service rendered by Employees to the Company prior to the Effective Time to be taken into account for all purposes under all employee benefit plans of Purchaser and the Surviving Corporation, to the same extent as such service was taken into account under the corresponding Company Employee Plan immediately prior to the Effective Time for those purposes; provided, that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Purchaser shall not, and shall cause the Surviving Corporation not to, subject Employees to any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any employee benefit plan of Purchaser or the Surviving Corporation for any condition for which they would have been entitled to coverage under the corresponding Company Employee Plan in which they participated prior to the Effective Time. Purchaser shall, and shall cause the Surviving Corporation to give such Employees credit under such employee benefit plans for any eligible expenses incurred by such Employees and their covered dependents under a Company Employee Plan during the portion of the year in which the Effective Time occurs for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Employees and their covered dependents in respect of the plan year in which the Effective Time occurs to the same extent as if such credit was given under the corresponding Company Employee Plan immediately prior to the Effective Time.

(b) The provisions contained in this Section 9.2 are for the sole benefit of the Parties to this Agreement and nothing set forth in this Section 9.2 will (i) confer any rights or remedies, including any third-party beneficiary rights, upon any employee or former employee of the Company, any Employee or upon any other Person other than the Parties hereto and their respective successors and assigns, or shall interfere with or restrict in any way the rights of Purchaser, which rights are hereby expressly reserved, to discharge or terminate the services of any Employee at any time for any reason whatsoever, with or without cause; (ii) be construed to establish, amend, or modify any Company Employee Plan or any other benefit plan, program, agreement or arrangement or (iii) subject to compliance with the other provisions of this Section 9.2, alter or limit Purchaser’s or the Company’s ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

9.3 Tax Indemnification. Stockholders shall jointly indemnify the Company, Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.17; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE IX; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Stockholders shall jointly reimburse Purchaser for any Taxes of the Company that are the responsibility of Stockholders pursuant to this Section 9.3 within ten (10) business days after payment of such Taxes by Purchaser, the Company.

9.4 Assistance with Purchaser SEC Filings.

(a) From and after the date hereof and until the completion of all applicable public disclosures and filings required under the Securities Act or the Exchange Act, in connection with, or as a result of, the transactions contemplated by this Agreement (including any current reports on Form 8-K, or other filings), the Company shall, and shall cause its Representatives to, reasonably cooperate with Purchaser and its Representatives in the preparation of all of the Purchaser’s filings with the SEC, submissions to Nasdaq and all other public and disclosure requirements of Purchaser under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(b) Such cooperation shall include (a) furnishing Purchaser with all information concerning the Company that is required or reasonably requested for inclusion in any such filing or submission, (b) providing access to the Company’s financial statements and other relevant records and personnel, including its auditors, as needed in connection with any such filing or submission, and (c) assisting with the preparation of any required historical financial statements or pro forma financial information, including obtaining consents from the Company’s independent accountants, if applicable.

(c) The Company shall ensure that all information provided pursuant to this Section 9.4 is, to the Knowledge of the Company and its Representatives, including the Stockholders, accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact required to make such information not misleading in light of the circumstances under which such information is provided.

9.5 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.17 and ARTICLE IX shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer, plus ninety (90) days.

ARTICLE X
Conditions to Closing

10.1 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Section 5.1, Section 5.2, Section 5.4, Section 5.3, Section 5.5, and Section 5.19, the representations and warranties of the Company contained in this Agreement and the Transaction Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of the Company contained in Section 5.1, Section 5.2, Section 5.4, Section 5.3, Section 5.5, and Section 5.19 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) The Company shall have delivered each of the closing deliverables set forth in Section 3.2(a).

(e) Each Regulatory Approval shall have been obtained, and each Governmental Body shall have taken any other necessary action in respect of the consummation of the transactions contemplated by this Agreement; provided, however, that any required Regulatory Approval that (i) cannot be obtained solely as a result of the acts or omissions of the Purchaser or Merger Sub or (ii) has not been approved or denied as of the Outside Date may, in either case, be waived (or the Outside Date extended) with the mutual written consent of the Company and the Purchaser (which, in each case, shall not be unreasonably withheld, delayed, or conditioned); provided, further that any such waiver pursuant to Section 10.1(e)(ii) shall not exceed two (2) Regulatory Approvals.

10.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Purchaser and Merger Sub contained in Section 6.1, Section 6.2, and Section 6.5, the representations and warranties of Purchaser and Merger Sub contained in this Agreement and the Transaction Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Purchaser and Merger Sub contained in Section 6.1, Section 6.2, and Section 6.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Purchaser and Merger Sub shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Purchaser shall have delivered each of the closing deliverables set forth in Section 3.2(b).

(d) Each Regulatory Approval shall have been obtained, and each Governmental Body shall have taken any other necessary action in respect of the consummation of the transactions contemplated by this Agreement; provided, however, that any required Regulatory Approval that (i) cannot be obtained solely as a result of acts or omissions of the Purchaser or Merger Sub or (ii) has not been approved or denied as of the Outside Date, in either case, may be waived (or the Outside Date extended) with the mutual written consent of the Company and the Purchaser (which, in each case, shall not be unreasonably withheld, delayed, or conditioned); provided, further that any such waiver pursuant to Section 10.2(d)(ii) shall not exceed two (2) Regulatory Approvals.

ARTICLE XI
Survival; Indemnification

11.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 5.17, which are subject to ARTICLE IX) shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that the Company Fundamental Representations shall survive indefinitely. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Section 5.17, which are subject to ARTICLE IX) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2 Indemnification by Stockholders. Subject to the other terms and conditions of this ARTICLE XI, from and after Closing, the Stockholders, severally and not jointly (in accordance with their Allocated Shares), shall indemnify and defend each of Purchaser and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) Any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 5.17, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE IX), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than in respect of Section 5.17); or

(c) any claim made by any Stockholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Allocation Schedule.

Except in the case of claims of Fraud or any Losses arising out of or resulting from a breach of or inaccuracy in any Company Fundamental Representations, the Stockholders shall not have any obligations under this Section 11.2 to defend or indemnify any Purchaser Indemnitees for any Losses that exceed $1,500,000 in the aggregate; provided, that any Losses arising from a breach of the Company Fundamental Representations shall not exceed the Aggregate Merger Consideration; provided, further, that no claim for indemnification may be made pursuant to this Section 11.2 unless and until the aggregate amount of Losses exceeds $50,000.

11.3 Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE XI, from and after Closing, Purchaser shall indemnify and defend each of the Stockholders and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Merger Sub pursuant to this Agreement (other than any breach or non-fulfillment of any covenant, agreement, or obligation of ARTICLE IX).

11.4 Indemnification Procedures. The party making a claim under this ARTICLE XI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE XI is referred to as the “Indemnifying Party”. For purposes of this ARTICLE XI, (i) if Purchaser (or any other Purchaser Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholders, and (ii) if Purchaser comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholders.

(a) Third-Party Claims. If a Proceeding is initiated by any Third Party (a “Third Party Claim”) against any Person entitled to seek indemnification under this ARTICLE XI (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this ARTICLE XI, such Indemnified Party shall promptly after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification from (the “Responsible Party”), which notice shall describe such Proceeding in reasonable detail and the estimated amount thereof (to the extent reasonably practicable) and the basis upon which the Indemnified Party intends to seek indemnification; provided, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. A Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of the Responsible Party’s receipt of notice of the Proceeding; provided, that prior to the Responsible Party assuming control of such defense, it shall (a) demonstrate to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place), and (b) agree in writing to be fully responsible for all Losses relating to such Proceeding; provided, further, that:

(i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense;

(ii) the Responsible Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) a conflict of interest exists between the Responsible Party and the Indemnified Party, (v) subject to Section 9.1(c), the claim for indemnification is with respect to Taxes, (vi) the Responsible Party failed or is failing to prosecute or defend such claim in a commercially reasonable manner, (vii) the Indemnified Party reasonably believes that the Responsible Party lacks the financial recourses to satisfy any Losses relating to the claim, (viii) the Indemnified Party reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of Section 11.2 or (ix) such claim involves a current or former customer, supplier, employee or contractor of Purchaser, the Company or any of their Affiliates; and

(iii) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to, or as a result of, such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to the claim that gave rise to the Proceeding.

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 5.17 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE IX) shall be governed exclusively by ARTICLE IX hereof.

11.5 Exclusive Remedy. From and after the Closing, the remedies provided by this ARTICLE XI, subject to the limitations set forth herein, shall be the sole and exclusive remedies of Indemnified Parties for the recovery of Losses arising out of the representations and warranties set forth in this Agreement and the indemnities set forth in Section 9.3, Section 11.2, and Section 11.3; provided that nothing herein is intended to waive or otherwise limit (a) any claims for Fraud against the Person who committed such Fraud or (b) a Party’s right to seek or obtain equitable remedies pursuant to Section 14.16.

11.6 Adjustment Treatment. All indemnification payments made pursuant to this ARTICLE XI shall be treated as adjustments to the Aggregate Merger Consideration, unless otherwise required under applicable Law.

ARTICLE XII
Termination

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before the date that is four (4) months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Outside Date; provided, further, that the Parties may, by mutual written consent, extend the term of the Outside Date.

(c) by Purchaser by written notice to the Company if neither Purchaser nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE X and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Purchaser;

(d) by the Company by written notice to Purchaser if the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE X and such breach, inaccuracy or failure has not been cured by Purchaser or Merger Sub within ten (10) days of Purchaser’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(e) by Purchaser or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

12.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations as set forth in this ARTICLE XII, Section 8.2(b), and ARTICLE XIV hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XIII
Definitions

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Taxes” means an amount (not less than zero) of the aggregate accrued but unpaid Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period, due and determined (i) with respect to any Straddle Period, in accordance with Section 9.1(b), (ii) without regard to any refunds, overpayments, or other current Tax assets, but taking into account any available net operating loss carryforwards, estimated (or other prepaid) Tax payments to the extent such payments actually decrease Taxes otherwise due and payable by the Company for the applicable taxable period, (iii) as of the end of the Closing Date, but ignoring any Tax payments made on the Closing Date prior to the Reference Time, and by taking into account the transactions contemplated by this Agreement, and (iv) based upon the past practices (including reporting positions, elections and accounting methods) of the Company in preparing its Tax Returns (unless otherwise required pursuant to applicable Law or this Agreement).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group defined by the Code and recognized by applicable Tax Law.

“Allocated Share” has the meaning set forth in the recitals to this Agreement.

“Aggregate Merger Consideration” means (a) the Base Cash Consideration plus (b) shares of Purchaser Common Stock (rounded to the nearest whole share) with an aggregate value (based on the Closing Reference Price) of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Closing Payment Purchaser Stock”) plus (C) the Bi-Annual Payments.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assets” has the meaning set forth in Section 5.9.

“Base Cash Consideration” means an amount in cash equal to (a) the Purchaser Cash Consideration plus (b) the Closing Adjustment Amount.

“Benefit Arrangement” has the meaning set forth in Section 5.12(b).

“Bi-Annual Payments” means $6,500,000, in the form of cash or shares of Purchaser Common Stock, with the election of payment in cash or shares of Purchaser Common Stock at the discretion of Purchaser to Stockholders, and equal payments to be made on a bi-annual basis over three (3) years following the Closing Date, with payments, based on each Stockholder’s Pro Rata Percentage, to be made by Purchaser to Stockholders on the (i) six (6) month anniversary of the Closing Date, (ii) one (1) year anniversary of the Closing Date, (iii) eighteen (18) month anniversary of the Closing Date, (iv) twenty-four (24) month anniversary of the Closing Date, (v) thirty (30) month anniversary of the Closing and (vi) thirty-six (36) month anniversary of the Closing Date; provided, that at least $1,500,000 in the aggregate shall be paid in the form of cash. To the extent, the Bi-Annual Payments are paid in the form of shares of Purchaser Common Stock, such shares of Purchaser Common Stock shall be valued based on the VWAP of the shares of Purchaser Common Stock for the ten (10) consecutive Trading Day period ending on the date immediately prior to the date on which such shares of Purchaser Common Stock are due.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Palo Alto, California.

“Cap Amount” has the meaning set forth in Section 2.5.

“Cash and Cash Equivalents” means the cash and cash equivalents of the Company as of the Reference Time, including uncleared wires, checks and drafts received or deposited for the account of the Company and net of any uncleared wires, checks and drafts issued by the Company, and further net of any outstanding cash or bank account overdrafts and all “cut” but uncashed checks or uncleared outbound wires issued by the Company that are outstanding as of the Closing Date. Cash and Cash Equivalents include accrued revenues for mortgage loans that have closed as of the Reference Time, but have not yet been actually paid.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1(a).

“Closing Adjustment Amount” means an amount, which may be negative, equal to (a) the amount of Cash and Cash Equivalents, minus (b) the amount of Closing Indebtedness, minus (c) the amount of Unpaid Selling Expenses.

“Closing Indebtedness” means all Indebtedness of the Company as of the Reference Time.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Purchaser Common Stock is then listed or quoted on a Trading Market, the closing price of the Purchaser Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Purchaser Common Stock is then listed or quoted as reported by Nasdaq; (b) if the Purchaser Common Stock is quoted for trading on the OTCQB or OTCQX, as applicable, and if the OTCQB or OTCQX is not a Trading Market, the closing price of the Purchaser Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; or (c) if the Purchaser Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Purchaser Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Purchaser Common Stock so reported.

“Closing Payment Purchaser Stock” shall have the meaning set forth in the definition of “Bi-Annual Payments.”

“Closing Reference Price” means $0.5004, as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Purchaser Common Stock occurring after the Effective Time.

“Closing Remaining Consideration” means (a) the Base Cash Consideration plus (b) the Closing Payment Purchaser Stock.

“Closing Statement” has the meaning set forth in Section 3.3(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Contracts” has the meaning set forth in Section 5.13(a).

“Company Employee Plan” has the meaning set forth in Section 5.12(c).

“Company Fundamental Representations” means the representations and warranties made by the Company in Section 5.1 (Organization; Power; Authority; Good Standing), Section 5.2 (Authority Relative to this Agreement), Section 5.3 (Capitalization), Section 5.12 (Employees and Employee Benefit Arrangements), and Section 5.19 (Broker’s or Finder’s Fees).

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, purchase order or other agreement, commitment, understanding or instrument (including any prime contract, subcontract, teaming agreement or arrangement, grant, cooperative agreement, joint venture, basic ordering agreement, letter contract, delivery order, change order or other arrangement), whether written or oral.

“Disclosure Schedules” has the meaning set forth in ARTICLE V.

“Employees” has the meaning set forth in Section 5.12(a).

“Employment Agreement” has the meaning set forth in the Recitals.

“Environmental Laws” means any applicable federal, state, local or non-U.S. Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include, without limitation, the following U.S. statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law, each as amended.

“ERC” is as defined in Section 9.1(i).

“Equity Interest” means any share, capital stock, partnership, membership, phantom equity, joint venture or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 5.12(b).

“Escrow Account” has the meaning set forth in Section 3.3(b).

“Escrow Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 5.6(a).

“Fraud” means any intentional misrepresentation, concealment, or omission of material fact, or the making of a statement that is false or misleading, in each case made with knowledge of its falsity or reckless disregard for the truth, and with the intent to induce reliance by the other Party, including, without limitation, in connection with the negotiation or execution of any of the Transaction Documents, any representation or warranty set forth in the Transaction Documents or in any certificate or document delivered pursuant to this Agreement..

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” or “Governmental Entity” means any United States or foreign governmental authority, including but not limited to any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Governmental Order” has the meaning set forth in Section 5.15(b)(i).

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives, asbestos or asbestos-containing material, polychlorinated biphenyls, lead, urea formaldehyde, per- and polyfluoroalkyl substances, radon gas, mold and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

“Indebtedness” means with respect to a Person, without duplication, (i) any obligations of such Person to third parties for borrowed money (specifically excluding Taxes payable, trade payables and accrued expenses incurred in the ordinary course of business), (ii) any obligations of such Person evidenced by any note, bond, or debenture, (iii) any obligations of such Person under outstanding performance bonds or letters of credit, solely to the extent drawn, (iv) any Accrued Taxes and (v) any deferred portion of the purchase price for property or services owed by such Person. Notwithstanding the foregoing, Indebtedness does not include (a) surety bonds and performance bonds to the extent not drawn, (b) deferred rent arising from free rental periods at the beginning of any lease, (c) any prepaid amounts, customer deposits or deferred revenue or (d) trade payables or other current liabilities in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 11.4(a).

“Information Privacy and Security Laws” has the meaning set forth in Section 5.15(b)(ii).

“Intellectual Property” has the meaning set forth in Section 5.21(a).

“Intended Tax Treatment” means the treatment of the Aggregate Merger Consideration as the purchase and sale of the Shares, and not as the purchase and sale of any assets of the Company, including, without limitation, goodwill.

“Interim Financial Statements” has the meaning set forth in Section 5.6(a).

“IRS” means Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Shashank Shekhar and Ankur Dhingra, and such knowledge that would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry and reasonable investigation, including (without limitation) inquiry of the other personnel and records of the Company and their Affiliates, review of relevant books and records and investigation into the applicable matter.

“Latest Balance Sheet Date” has the meaning set forth in Section 5.6(a).

“Laws” means all foreign, federal, state, or local statutes, laws, common law, codes, ordinances, regulations, rules, binding guidance, self-regulatory requirements, orders, determinations, judgments, decisions, awards, writs, injunctions, acts or decrees, by consent or otherwise, of any Governmental Authority.

“Lease” means a contract pursuant to which the Company is a lessor, lessee, sublessor or sublessee of any real property or personal property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Leased Real Property” has the meaning set forth in Section 5.25(b).

“Liability” means any obligation or liability whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, right of first refusal or offer, option, encumbrance, lien (statutory or otherwise), charge, adverse claim and any other security arrangement, option, encroachment, Tax, order, easement, voting trust, proxies, preemptive or similar rights or arrangement or transfer restriction or other Third Party right of any kind or nature (including any conditional sale or other title retention agreement or lease in the nature thereof), exclusive license of any Intellectual Property Rights, any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Lookback Period” has the meaning set forth in Section 5.11.

“Losses” means any loss, Liability, action, cause of action, cost, damage or expense, Tax, penalty, fine, in each case whether or not arising out of Third Party claims including interest, penalties, attorneys’, consultants’ and experts’ fees and expenses (including such reasonable attorneys’, consultants’ and experts’ fees and expenses incurred in connection with the enforcement of a party’s rights under this Agreement); provided, that Losses shall not include consequential or punitive damages, except to the extent paid by the applicable Purchaser Indemnified Party to a third party.

“Material Adverse Effect” means any state of facts, change, event or occurrence that has had, or could reasonably be expected to (x) have, a material adverse effect upon the operations, assets, Liabilities, condition (financial or otherwise), business or operating results, of the Company, taken as a whole or (y) prevent, materially impair, materially impede or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before any termination (if any) in accordance with ARTICLE XII, excluding the following: (i) general economic, regulatory, or political conditions or changes therein affecting the financial, credit, banking, or securities markets or the Company’s industry (including, without limitation, prevailing interest rates and prevailing mortgage rates); (ii) changes or conditions generally affecting the industries, markets, or geographical areas in which the Company operates; (iii) the announcement and existence of this Agreement in compliance with applicable law and the terms of the Confidentiality Agreement; (iv) taking any action in order to comply with the terms of this Agreement; (v) changes to applicable laws and regulations or accounting standards; and (vi) acts of God and other force majeure events, such as national emergencies, flood, hurricane, earthquake, other natural disasters, war, terrorism, and epidemics or pandemics.

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any judgment, writ, decree, decision, award, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator or mediator.

“Ordinary Course of Business” means a course of business that is in the ordinary course of business of the Company, consistent with the past custom and practices of the Company.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, together with all amendments thereto. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement and the “Organizational Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Outside Date” has the meaning set forth in Section 12.1(b).

“Party(ies)” has the meaning set forth in the preamble to this Agreement.

“Permit” means all notifications, permits, licenses, authorizations, registrations, franchises, approvals, accreditations, permissions, clearances, exemptions, classifications, consents, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which (i) are not due and payable or (ii) are being contested in good faith and by appropriate proceedings, so long as adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s books with respect thereto; (b) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security that are fully and properly reserved for in the Financial Statements and as to which there is no default by the Company; and (c) Liens that have been placed by a Third Party on the fee title of any real property leased by the Company in accordance with the applicable lease (in the absence of any default or breach thereunder) and that would not interfere with the Ordinary Course of Business of the Company or the right to utilize the applicable real property subject to the Lien for its intended purpose.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Information” has the meaning set forth in Section 5.15(b)(iii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period which begins on the first day of such Straddle Period and ends at the end of the day on the Closing Date.

“Proceeding” means any action, suit, proceeding, complaint, charge, grievance, hearing, audit, arbitration, mediation, inquiry or investigation, whether at law or in equity and whether civil or criminal in nature, before or by a Governmental Authority or arbitrator.

“Pro Rata Percentage” means, as to any Stockholder, the percentage set forth next to such Person’s name in the column titled “Pro Rata Percentage” in the Allocation Schedule.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Cash Consideration” means an amount in cash equal to Five Hundred Thousand Dollars ($500,000).

“Purchaser Common Stock” means the Common Stock, $0.01 par value per share, of Purchaser.

“Purchaser Indemnitees” has the meaning set forth in Section 11.2.

“Purchaser Prepared Returns” has the meaning set forth in Section 9.1(a)(i).

“Reference Time” means immediately prior to the Closing; provided, that Accrued Taxes shall be determined as of the end of the Closing Date.

“Regulated Substance” has the meaning set forth in Section 5.24(b).

“Regulatory Approvals” is as defined in Section 8.6(b).

“Representatives” means any Party’s officers, directors, shareholders, members, employees, representatives, consultants, agents, or advisors.

“Responsible Party” has the meaning set forth in Section 11.4(a).

“Sanctions” has the meaning set forth in Section 5.22.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means (i) all outstanding legal, financial advisory, investment banking, accounting and other professionals and bankers’ and expenses incurred by the Company in connection with the negotiation and consummation of the transactions contemplated by this Agreement, and (ii) all bonus amounts or change of control payments that become payable by the Company solely as a result of the consummation of the Merger, in each case incurred and payable on or prior to Closing and to the extent not paid by the Company as of the close of business on the Business Day immediately preceding the Closing Date.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Stockholders” has the meaning set forth in the preamble to this Agreement.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” means all U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, goods and services, occupation, property, excise, severance, windfall profits, stamp, intangible, registration, recording, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, customs, social security (or similar), employment, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges in the nature of a tax, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest, including penalties with respect to the failure to file a complete Tax Return.

“Tax Authority” means any Governmental Entity responsible for the imposition, determination, administration, assessment or collection of any Tax or the review or audit of any Tax Return.

“Tax Proceeding” means any audit, examination, investigation, review, assessment, claim or administrative or court proceeding relating to Taxes of the Company or any Tax Return filed by the Company.

“Tax Return” means any return, declaration, claim for refund, information report or filing with respect to Taxes, Tax Proceedings or the administration, implementation or enforcement or compliance with any Laws relating to Taxes, including any schedules attached thereto and including any amendment thereof.

“Third Party” means any Person other than one that is a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.4.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Purchaser Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means, collectively, this Agreement and all other agreements and instruments contemplated hereby and any certificates or other writings delivered in connection with Closing.

“Transfer” means with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfer by testamentary or intestate succession, merger or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 9.1(e).

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unpaid Selling Expenses” means those Selling Expenses that have not been paid as of immediately prior to the Closing.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Purchaser Common Stock is then listed or quoted on a Trading Market, the volume weighted average price of the Purchaser Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Purchaser Common Stock is then listed or quoted as reported by Nasdaq (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Purchaser Common Stock is quoted for trading on the OTCQB or OTCQX, as applicable, and if the OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Purchaser Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; or (c) if the Purchaser Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Purchaser Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Purchaser Common Stock so reported.

“Year-End Financial Statements” has the meaning set forth in Section 5.6(a).

ARTICLE XIV
Miscellaneous

14.1 Fees and Expenses. Purchaser shall pay or cause to be paid all costs and expenses incurred by Purchaser in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Except as set forth in Section 3.3(c)(ii), the Stockholders shall be responsible for all Selling Expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

14.2 Remedies. Except as expressly provided otherwise herein, the rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided for in this Agreement or by applicable Law. One or more successive actions may be brought against any Party hereto, either in the same action or in separate actions, as often as any Party enforcing this Agreement deems advisable, until all of the obligations to such Person are paid and performed in full.

14.3 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, only in a writing, executed by Purchaser and the Company. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

14.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Purchaser may, without the prior written consent of the Stockholders, (a) assign any or all of its rights hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, (c) assign its rights, but not its obligations, under this Agreement to any of its financing sources and (d) assign any or all of its rights to any third party who subsequently purchases all or substantially all of the then existing assets of the Company in a single transaction or series of related transactions; provided, that a merger or sale of equity interests of the Company shall not be deemed to be an assignment by operation of Law. Any attempted assignment in violation of this Section 14.4 shall be void ab initio. If a Stockholder entitled to receive consideration under this Agreement dies prior to receiving any such consideration, such consideration shall be paid (or otherwise provided) to the deceased Stockholder’s estate, legal representative, or designated beneficiary, as applicable, including a surviving spouse.

14.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.6 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.7 Descriptive Headings; Interpretation. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” and other words of similar import mean “including, without limitation” and where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. The use herein of terms importing the singular shall also include the plural, and vice versa. The word “or” shall mean “and/or”.

14.8 Entire Agreement. This Agreement and the other agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof as a complete and final integration thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

14.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that the Indemnified Parties shall be third party beneficiaries of the indemnification rights granted to them in ARTICLE XI.

14.10 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

14.11 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

14.12 Notices. All notices, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, when sent by facsimile or electronic transmission, or one (1) day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, claims and other communications shall be sent to Purchaser or the Stockholders at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, claims and other communications hereunder may be given by any other means (including telecopy), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

To the Stockholders:

Shashank Shekhar

[Intentionally Omitted]

Email: [Intentionally Omitted]

Ankur Dhingra

[Intentionally Omitted]

Email: [Intentionally Omitted]

with a copy to (which shall not constitute notice to the Stockholders):

Mitchell Sandler PLLC

2020 K Street NW, Suite 760

Washington, DC 20006

Attn: Christopher Kushmider

Email: [Intentionally Omitted]

To Purchaser (or to the Company after the Closing):

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, Ohio 43017

Attention: Michael J. Logozzo and Fanta B. Kamara

Email: [Intentionally Omitted]

with a copy to (which shall not constitute notice to the Purchaser or the Company after the Closing):

OGC Solutions® LLP
1 Gatehall Drive, Suite 100
Parsippany, NJ 07054
Attention: Christopher M. Santomassimo, Esq.

Email: [Intentionally Omitted]

14.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

14.14 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

14.15 Jurisdiction. Each of the Parties hereto submits to the exclusive jurisdiction and venue of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the Parties hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 14.12, such service to become effective ten (10) days after such mailing.

14.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved Party may be without an adequate remedy at law. The Parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved Party may elect to institute and prosecute proceedings in accordance with this Section 14.16 to obtain specific performance or to enjoin the continuing breach of such provision, without bond or other security being required. By seeking or obtaining any such relief, the aggrieved Party will not be precluded from seeking or obtaining any other relief to which it may be entitled under this Agreement.

14.17 Further Assurances. In case at any time from and after the Closing any further action is necessary to carry out the purposes of this Agreement and the transactions contemplated hereby, each of the Parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other Party hereto may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore pursuant to ARTICLE XI).

14.18 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

14.19 Legal Representation.  Notwithstanding that the Company has been represented by Mitchell Sandler PLLC (the “Firm”) in the preparation, negotiation and execution of this Agreement and the other Transaction Documents, each of Purchaser, Merger Sub, and the Company agrees that, after the Closing, the Firm may represent the Stockholders in all matters related to the Transaction Documents, including, without limitation, in respect of disputes in which the interests of the Stockholders may be directly adverse to Purchaser and its Affiliates (including the Company and the Surviving Corporation) and any indemnification claims pursuant to the Transaction Documents. Each of Purchaser, Merger Sub and the Surviving Corporation (collectively, the “Purchaser Parties”) irrevocably waives and agrees not to assert any conflict arising out of (i) the Firm’s prior representation of the Company, on the one hand, and (ii) the Firm’s representation of the Stockholders prior to and after the Closing, on the other hand. The Purchaser Parties further agree that, as to all pre-Closing attorney-client privileged communications between the Firm or any other attorney representing the Company and any officer, director, stockholder or employee of the Company regarding the transactions contemplated by the Transaction Documents (the “Protected Communications”), the attorney-client privilege and the expectation of client confidence are deemed the sole property of the Stockholders. To the extent that a Purchaser Party receives or takes physical possession of any Protected Communications after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Stockholders of the privileges or protections described in this Section 14.19. Notwithstanding the foregoing, in the event that (i) a dispute arises between a Purchaser Party, on the one hand, and a third party other than a Stockholder, on the other hand, the applicable Purchaser Party may assert the attorney-client privilege to prevent the disclosure of the Protected Communications to such third party; (ii) any Purchaser Party is legally required by governmental order or otherwise to access, obtain or provide a copy of all or a portion of the Protected Communications, the Purchaser Party shall be permitted to comply with such requirement; or (iii) any Purchaser Party inadvertently accesses any Protected Communications (provided, that said Purchaser Party promptly discloses such inadvertent access to any Protected Communications to the Stockholders), Purchaser, Merger Sub and the Surviving Corporation shall not be in breach of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger on the date first written above.

company:	InstaMortgage Inc.

	By:	/s/ Shashank Shekhar
	Name:	Shashank Shekhar
	Title:	Chief Executive Officer

STOCKHOLDERS:	/s/ Shashank Shekhar
Shashank Shekhar

/s/ Ankur Dhingra
Ankur Dhingra

PURCHASER:	reAlpha Tech Corp.

	By:	/s/ Michael J. Logozzo
	Name:	Michael J. Logozzo
	Title:	Chief Executive Officer

MERGER SUB:	reAlpha Merger Sub I, Inc.

	By:	/s/ Michael J. Logozzo
	Name:	Michael J. Logozzo
	Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]